Exhibit 10.2
FORM OF 2010 PERFORMANCE-BASED
RESTRICTED STOCK AWARD
March ___, 2010
Employee
Street
City, State ZIP
Dear                     :
Horizon Lines, Inc. (the “Company”) has designated you to be a recipient of shares of common stock of the Company, par value $.01 per share (the “Company Stock”), subject to the performance restrictions and other terms set forth in this letter agreement (the “Agreement”) and in the Horizon Lines, Inc. 2009 Incentive Compensation Plan (the “Plan”).
The grant of these shares (the “Grant”) is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company. The terms of the Plan are incorporated into this Agreement and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control. The Grant is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m) and will be governed by the terms of the Plan specifically applicable to such Grants. A copy of the Plan is attached to this letter.
1. Grant. In consideration of your agreements contained in this letter, the Company hereby grants you                      shares of Company Stock (the “Restricted Shares”). The Restricted Shares were granted on March 15, 2010 (the “Grant Date”),and are subject to the performance conditions and vesting restrictions set forth in Sections 2 and 3 below. The actual number Restricted Shares that you earn under this Grant will be determined based on the extent to which the performance conditions described in Section 2 are met. Until the vesting restrictions set forth in Section 3 lapse, the number of Restricted Shares that you earn under Section 2 will remain forfeitable and nontransferable.
2. Performance Conditions. The number of shares of Restricted Stock that you may earn under this Grant (the “Earned Restricted Shares”) shall be determined as follows:
(a) You will not have any Earned Restricted Shares if the Company’s adjusted earnings before interest and taxes (“Adjusted EBIT”) for the fiscal year ending December 26, 2010 is less than * . Adjusted EBIT shall be determined by excluding the costs associated with the following extraordinary charges: (1) legal and professional fees, defense costs, and proposed or potential settlement charges associated with securities and antitrust claims (both civil and criminal) that have arisen out of or are related to allegations of price fixing being investigated by the United States Department of Justice at the time this Grant is made, and (2) restructuring and impairment charges.

(b) If the Company’s Adjusted EBIT for the fiscal year ending December 26, 2010 equals * (the “Minimum Adjusted EBIT”), your Earned Restricted Shares will be a number of shares equal to 25% of the Restricted Shares.
(c) If the Company’s Adjusted EBIT for the fiscal year ending December 26, 2010 equals * (the “Target Adjusted EBIT”), your Earned Restricted Shares will be a number of shares equal to 50% of the Restricted Shares.
(d) If the Company’s Adjusted EBIT for the fiscal year ending December 26, 2010 equals or exceeds * (the “Maximum Adjusted EBIT”), your Earned Restricted Shares will be a number of shares equal to 100% of the Restricted Shares.
(e) If the Company’s Adjusted EBIT for the fiscal year ending December 26, 2010 is greater than the Minimum Adjusted EBIT but less than the Maximum Adjusted EBIT, your Earned Restricted Shares will be a percentage of the Restricted Shares, determined based on a linear interpolation between percentages assigned to the Minimum Adjusted EBIT and the Maximum Adjusted EBIT. This percentage shall be rounding to the nearest whole percentage, and the number of Earned Restricted Shares resulting from that percentage shall be determined by rounding to the nearest whole share.
3. Vesting Restrictions. The Earned Restricted Shares shall vest, and become freely transferable, as follows:
(a) 100% of the Earned Restricted Shares will vest and become freely transferable as of March 15, 2013 (the “Vesting Date”) if you remain in continuous employment with the Employer to that date. Earned Restricted Shares (and any dividends accumulated thereon pursuant to Section 4) that do not vest as of the Vesting Date shall be forfeited. If your employment with the Employer terminates prior to the Vesting Date for any reason, any rights you may have with regard to unvested Earned Restricted Shares (and any dividends accumulated thereon pursuant to Section 4) shall be forfeited at that time, notwithstanding your return to active employment prior to the Vesting Date.
(b) Notwithstanding anything in this Section 3 to the contrary, if, after December 26, 2010 and prior to the Vesting Date, (i) your employment with the Employer terminates due to your voluntary retirement, and (ii) your age plus your number of years of service with the Employer equals or exceeds 75, a portion of the Earned Restricted Shares will vest and become freely transferable as of the Vesting Date. The vested portion shall be determined by multiplying the total number of Earned Restricted Shares by a fraction, the numerator of which is the number of days from the Grant Date through the date of your retirement and the denominator of which is the number of days from the Grant Date through the Vesting Date.

4. Dividends.
(a) During the period beginning with the Grant Date and ending with the Vesting Date (or the earlier forfeiture of your Restricted Shares), you will have the right to receive dividends on the Earned Restricted Shares to the extent dividends are paid by the Company on its authorized and issued shares of Company Stock to its stockholders of record. These dividends, if any, will be paid at the same rate and at the same time as such dividends are paid by the Company on its authorized and issued shares. However, these dividends, if any, will be paid into a non-interest bearing account to be held until you shall have met the requirements for the vesting of the Earned Restricted Shares as provided in Section 3 above, at which time the accumulated dividends attributable to the Earned Restricted Shares that have vested and become transferable on the Vesting Date shall be paid to you in a single lump sum distribution within 90 days following the Vesting Date. Any dividends attributable to Earned Restricted Shares that do not vest as of the Vesting Date shall be forfeited.
(b) The Company’s obligation under this Section 4 shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Section 4 prior to the date any dividends become payable pursuant to the terms of this Agreement. All dividends held in the non-interest bearing account described in subsection (a) above will remain general assets of the Company subject to the claims of its general creditors. This Agreement does not give to you any ownership interest in any assets of the Company, and all rights of ownership in the accumulated dividends are and remain in the Company. Your right to receive payment of accumulated dividends attributable to vested Earned Restricted Shares shall be solely those of an unsecured general creditor of the Company.
5. Forfeiture of Earned Restricted Shares. To facilitate the cancellation of any Earned Restricted Shares pursuant to Section 2 or Section 3 above, you hereby appoint the Corporate Secretary of the Company as your attorney in fact, with full power of substitution, and authorize him or her, upon the occurrence of a forfeiture pursuant to Section 2 or Section 3 above, to notify the Company’s registrar and transfer agent of the forfeiture of such shares and to deliver to the registrar and transfer agent the certificate representing such shares together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact concerning a forfeiture under the terms of this letter.
6. Custody of Certificates. At the option of the Company, custody of stock certificates evidencing Earned Restricted Shares shall be retained by the Company or held in uncertificated form. The Company shall deliver to you one or more stock certificates free of all restrictions evidencing your Earned Restricted Shares if and when they become fully vested as of the Vesting Date.

7. Rights as a Stockholder. Subject to the provisions of this letter, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Shares awarded to you under this letter from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends or other distributions paid thereon, subject to the provisions of Section 4.
8. Transfer Restrictions. You may not sell, assign, transfer, pledge, hypothecate or encumber your right to receive Restricted Shares under this letter prior to the time such Earned Restricted Shares become fully vested in accordance with this letter.
9. Fractional Shares. A fractional share of Company Stock will not be issued and any fractional shares will be disregarded.
10. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the Performance Target and the number and kind of your unvested Restricted Shares shall be proportionately adjusted by the Committee, whose determination shall be binding.
11. Notices. Any notice to be given under the terms of this letter shall be addressed to the Corporate Secretary at Horizon Lines, Inc., Attn. Corporate Secretary, 4064 Colony Road, Suite 200, Charlotte, NC 28211. Any notice to be given to you shall be given to you and shall be addressed to you at your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.
12. Applicable Withholding Taxes.
(a) No stock certificates evidencing Earned Restricted Shares free from a restrictive legend shall be delivered to you until you have paid to the Company the amount that must be withheld with respect to those Earned Restricted Shares under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or you and the Company have made satisfactory arrangements for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, you may elect to (i) deliver shares of Company Stock which you already own (valued at their Fair Market Value as of the delivery date) in whole or partial satisfaction of such taxes or (ii) have the Company retain that number of Earned Restricted Shares (valued at their Fair Market Value as of the delivery date) that would satisfy the Applicable Withholding Taxes. Applicable Withholding Taxes with respect to any dividends payable pursuant to Section 4 shall be withheld by the Company directly from such dividends.
(b) The Company shall withhold Applicable Withholding Taxes with respect to accumulated dividends directly from the amount of such accumulated dividends payable to you pursuant to Section 4.

13. Applicable Securities Laws. The Company may delay delivery of the stock certificates evidencing Earned Restricted Shares until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company’s counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. Additionally, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.
14. Acceptance of Restricted Shares. By signing below, you indicate your acceptance of these Restricted Shares and your agreement to the terms and conditions set forth in Agreement, which, together with the terms of the Plan, shall become the Company’s Restricted Stock Award Agreement with you. You also hereby acknowledge receipt of a copy of the Plan and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, this letter will not be effective as a Restricted Stock Award Agreement if you do not sign and return a copy.
15. Power of Attorney. You hereby appoint the Corporate Secretary of the Company as your attorney in fact, with full power of substitution, and authorize him or her to provide instructions to the Company’s registrar and transfer agent for Company Stock as the Company may deem necessary or proper to comply with the intent and purposes of this letter and the Plan, including, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the registrar and transfer agent of the forfeiture of such shares, together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact under the terms of the Plan and this letter.
16. Compliance with Section 409A of the Code. It is intended that this Agreement comply with Section 409A of the Code and Treasury Regulations thereunder to the extent it is subject to Section 409A, and other guidance and transition rules issued thereunder (“Section 409A”), and this Agreement will be interpreted and operated consistently with that intent. If the Company determines that any provisions of this Agreement do not comply with the requirements of Section 409A, the Company has the authority to amend this Agreement to the extent necessary (including retroactively) in order to preserve compliance with said Section 409A. The Company also has express discretionary authority to take such other actions as may be permissible to correct any failures to comply in operation with the requirements of Section 409A. Neither the Company nor you have any discretion to accelerate the timing or schedule of any benefit payment under this Agreement that is subject to Section 409A, except as specifically provided herein or as may be permitted pursuant to Section 409A.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be signed, as of this                      date of March, 2010.

HORIZON LINES, INC.

By:

Its:

Agreed and Accepted:

[Name of Grant Recipient]

[Date]